Exhibit 8.2

10/F, CPIC Plaza, No. 28 Fengsheng Hutong, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888 Fax: 86 10 5776 3777

February 10, 2021

To:	Youdao, Inc.

No. 399, Wangshang Road, Binjiang District

Hangzhou 310051, People’s Republic of China

Re:	Legal Opinion on Certain PRC Law Matters

We have acted as the People’s Republic of China (the “PRC”, excluding, for the purpose of this legal opinion, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal counsel to Youdao, Inc., a company incorporated under the laws of the Cayman Islands (the “Company” or the “Issuer”) in connection with the proposed public offering (the “Offering”) of the American Depositary Shares (the “ADSs”), representing the Company’s Class A ordinary shares (the “Ordinary Shares”) with a par value of USD0.0001 per share, as set forth in the Company’s registration statement in Form F-3, including all amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Registration Statement”), and the Company’s proposed supplemental listing of the ADSs on the New York Stock Exchange.

We are licensed lawyers in the PRC and thus qualified to issue legal opinions in relation to the above matters in accordance with all published PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court currently in force and publicly available in the PRC on the date hereof (collectively the “PRC Laws”), such licenses and qualification have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents Examined, Definition and Information Provided

For the purpose of rendering this legal opinion (this “Opinion”), we have examined the copies, certified or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the Company and such other documents, the Registration Statement, corporate records, certificates, approvals, and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by the PRC Government Agencies and officers of the Company (the “Documents”).

Beijing • Shanghai • Shenzhen • Chengdu • Hong Kong • Hangzhou • Xi’an • Haikou • Suzhou • Guangzhou

www.tylaw.com.cn

Unless the context of this Opinion otherwise indicates, the following capitalized terms shall have the meanings ascribed to them below:

“Beijing WFOE”	refers to NetEase Youdao Information Technology (Beijing) Co., Ltd.(网易有道信息技术（北京）有限公司).

“Government Agency”	refers to any competent government authorities, courts, arbitration commissions, or any legal body exercising or entitled to exercise any administrative, judicial, legislative, police, regulatory or tax authority or power of the similar nature in the PRC.

“Governmental Authorization”	refers to any approval, consent, permit, authorization, filing, registration, exemption, certificates, permission, waiver, endorsement, annual inspection, qualification or license required by the applicable PRC Laws to be obtained from or with any Government Agency.

“PRC Civil Procedures Law”	refers to the Civil Procedures Law of PRC promulgated by Standing Committee of the National People’s Congress on April 9, 1991 and last amended on June 27, 2017

“PRC Group Companies”	refers to the entities listed in Appendix A.

“Prospectus”	refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“VIE Entities”	refers to Beijing NetEase Youdao Computer System Co., Ltd.(北京网易有道计算机系统有限公司) and Hangzhou NetEase Linjiedian Education Technology Co., Ltd.(杭州网易临界点教育科技有限公司).

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all Documents submitted to us in copies are identical to their originals; all signatures, seals and chops on such Documents are authentic;

2.

all parties in relation to any of the Documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the Documents and performed their obligations hereunder, except those parties with respect to whose power and authority we have opined upon in this Opinion;

3.

the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this Opinion. Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by competent PRC Government Agencies or appropriate representatives of the Company and the PRC Group Companies;

4.

all statements and representations (excluding legal conclusions) made to us by the management of the Company and the PRC Group Companies regarding the respective operations of the PRC Group Companies were true and accurate; all facts and Documents which may affect the Opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure; this opinion is limited to the facts reflected in the Documents or otherwise known to us as of the date of the opinion;

5.

any Document submitted to us is still effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry;

6.	all Governmental Authorizations as defined below, and other official statements or documentations were obtained from the competent PRC Government Agencies by lawful means; and

7.

all Documents constitute legal, valid, binding and enforceable obligations on the parties thereto (other than those governed by the PRC Laws or to which the PRC Laws are related); each of the parties to the Documents (except the PRC Group Companies) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party; all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all Documents submitted to us, have been obtained or made, and are in full force and effect as of the date thereof.

C.	Opinion

Based on the foregoing, we are of the opinions on the date hereof that:

1. With Respect to the Contractual Arrangements

(a)    Each of the relevant PRC Group Companies who is a party to the contractual arrangements and agreements by and among Beijing WFOE, VIE Entities and their respective shareholders that are listed in Appendix B (collectively, “VIE Agreements”) has full power, authority and legal right to, execute, deliver and perform their respective obligations under each of the VIE Agreements to which it is expressed to be a party.

(b)    The VIE Agreements are valid, binding and enforceable. Except as disclosed in the Prospectus, the execution, delivery, and due performance of the VIE Agreements by the Beijing WFOE, VIE Entities and their respective shareholders do not violate, breach, contravene, constitute a default under or otherwise conflict with (i) any provisions of any applicable PRC Laws; (ii) articles of association, business license or any other constitutional document (if any) currently in effect of Beijing WFOE and the VIE Entities. Except for the exercise of the call options, the filing and foreclosure of the pledge and those others explicitly set forth in the VIE Agreements as being subject to relevant Governmental Authorizations, all Governmental Authorizations required under the PRC Laws for the entry and performance of the VIE Agreements have been obtained.

(c)    The descriptions of the VIE Agreements and the contractual arrangements described in the Prospectus under the sections captioned “Risk Factors” are in all material respects true and accurate, do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the descriptions, and in light of the circumstances under which they were made, such descriptions are not misleading.

2. Taxation

The statements set forth in the Prospectus under the section captioned “Taxation”, insofar as such statements constitute summaries of the PRC tax law, are in all material respects true and accurate; and such statements do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the statements, and in light of the circumstances under which they were made, such statements are not misleading.

3. Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

4. Statements in the Prospectus

The statements set forth in the Prospectus under the sections captioned “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Taxation” and subsection “Taxation” of the section captioned “Management’s Discussion and Analysis of Financial Condition and Result of Operations”(other than the financial statements and related schedules and other financial data contained therein that we express no opinion) insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to and only to the extent governed by the PRC Laws, present the information and summarize in all material respects the matters referred to therein; such statements are in all material respects true and accurate; and such statements do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the statements, and in light of the circumstances under which they were made, such statements are not misleading.

D.	Consent

We hereby consent to the use of our name under the sections captioned “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the Prospectus.

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately upon promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinions regarding the laws of any jurisdiction other than the PRC. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm

Appendix A

List of PRC Group Companies

1.	NetEase Youdao Information Technology (Beijing) Co., Ltd. (网易有道信息技术（北京）有限公司)

2.	NetEase Langsheng (Beijing) Technology Development Co., Ltd. (网易朗圣（北京）科技发展有限公司)

3.	NetEase Youdao Information Technology (Hangzhou) Co., Ltd. (网易有道信息技术（杭州）有限公司)

4.	Beijing NetEase Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司)

5.	Youdao Xiaotuling (Nanjing) Technology Co, Ltd. (有道小图灵（南京）科技有限公司)

6.	Hangzhou NetEase Linjiedian Education Technology Co., Ltd. (杭州网易临界点教育科技有限公司)

Appendix B

List of VIE Agreements

I.	VIE Agreements of Beijing NetEase Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司)

1.	The Loan Agreement dated November 20, 2017 entered into by and between the Beijing WFOE and ZHOU, Feng (周枫).

2.	The Operating Agreement dated November 20, 2017 entered into by and among the Beijing WFOE, Beijing NetEase Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司) and ZHOU, Feng (周枫).

3.	The Exclusive Purchase Option Agreement dated November 20, 2017 entered into by and among the Beijing WFOE, Beijing NetEase Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司) and ZHOU, Feng (周枫).

4.	The Shareholder Voting Right Trust Agreement dated November 20, 2017 entered into by and between the Beijing WFOE and ZHOU, Feng (周枫).

5.	The Equity Pledge Agreement dated November 20, 2017 entered into by and between the Beijing WFOE and ZHOU, Feng (周枫).

6.	The Loan Agreement dated September 26, 2016 entered into by and between the Beijing WFOE and DING, Lei (丁磊).

7.	The Operating Agreement dated September 26, 2016 entered into by and among the Beijing WFOE, Beijing NetEase Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司) and DING, Lei (丁磊).

8.	The Exclusive Purchase Option Agreement dated September 26, 2016 entered into by and among the Beijing WFOE, Beijing NetEase Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司) and DING, Lei (丁磊).

9.	The Shareholder Voting Right Trust Agreement dated September 26, 2016 entered into by and between the Beijing WFOE and DING, Lei (丁磊).

10.	The Equity Pledge Agreement dated September 26, 2016 entered into by and between the Beijing WFOE and DING, Lei (丁磊).

11.	The Cooperation Agreement (合作协议) dated July 1, 2015 entered into by and between the Beijing WFOE and Beijing NetEase Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司).

II.	VIE Agreements of Hangzhou NetEase Linjiedian Education Technology Co, Ltd. (杭州网易临界点教育科技有限公司)

1.	The Loan Agreement dated March 25, 2019 entered into by and between the Beijing WFOE and ZHOU, Feng (周枫).

2.	The Operating Agreement dated March 25, 2019 entered into by and among the Beijing WFOE, Hangzhou NetEase Linjiedian Education Technology Co, Ltd. (杭州网易临界点教育科技有限公司) and ZHOU, Feng (周枫).

3.

The Exclusive Purchase Option Agreement dated March 25, 2019 entered into by and among the Beijing WFOE, Hangzhou NetEase Linjiedian Education Technology Co, Ltd. (杭州网易临界点教育科技有限公司) and ZHOU, Feng (周枫).

4.	The Shareholder Voting Right Trust Agreement dated March 25, 2019 entered into by and between the Beijing WFOE and ZHOU, Feng (周枫).

5.	The Equity Pledge Agreement dated March 25, 2019 entered into by and between the Beijing WFOE and ZHOU, Feng (周枫).

6.	The Loan Agreement dated March 25, 2019 entered into by and between the Beijing WFOE and DING, Lei (丁磊).

7.	The Operating Agreement dated March 25, 2019 entered into by and among the Beijing WFOE, Hangzhou NetEase Linjiedian Education Technology Co, Ltd. (杭州网易临界点教育科技有限公司) and DING, Lei (丁磊).

8.	The Exclusive Purchase Option Agreement dated March 25, 2019 entered into by and among the Beijing WFOE, Hangzhou NetEase Linjiedian Education Technology Co, Ltd. (杭州网易临界点教育科技有限公司) and DING, Lei (丁磊).

9.	The Shareholder Voting Right Trust Agreement dated March 25, 2019 entered into by and between the Beijing WFOE and DING, Lei (丁磊).

10.	The Equity Pledge Agreement dated March 25, 2019 entered into by and between the Beijing WFOE and DING, Lei (丁磊).

11.	The Cooperation Agreement (合作协议) dated January 18, 2019 entered into by and between the Beijing WFOE and Hangzhou NetEase Linjiedian Education Technology Co, Ltd. (杭州网易临界点教育科技有限公司).